Movie Gallery Receives Notice from NASDAQ due to Delayed Filing of Form 10-Q

Anticipates Regaining Compliance with NASDAQ Marketplace Rules

DOTHAN, Ala., November 21, 2006 - Movie Gallery, Inc. (Nasdaq: MOVI) today announced that it has received a NASDAQ Staff Determination letter, dated November 15, 2006, indicating Movie Gallery is not in compliance with the filing requirement for continued listing as set forth in Marketplace Rule 4310(c)(14) due to the delayed filing of its Quarterly Report on Form 10-Q for the quarter ended October 1, 2006 with the Securities and Exchange Commission ("SEC"). This notification is customary when a NASDAQ-listed company does not complete a required SEC filing in a timely manner.

In accordance with NASDAQ rules, Movie Gallery has requested a hearing before a NASDAQ Listing Qualifications Panel to review the Staff Determination and address its plan for regaining compliance with NASDAQ Marketplace Rules. The Company's common stock will remain listed and will continue to trade on the NASDAQ National Market pending a decision by the NASDAQ Listing Qualifications Panel.

As previously announced, the delay in filing the company's Form 10-Q for the quarter ended October 1, 2006 is the result of an ongoing review of the company's accounting treatment for end of term store lease obligations. Movie Gallery is working with its independent auditor to ensure compliance with Statement of Financial Accounting Standards No. 143 (SFAS 143) Accounting for Asset Retirement Obligations. The company intends to file its quarterly report on Form 10-Q and issue a press release announcing its complete third quarter financial results as soon as practicable.

About Movie Gallery
Movie Gallery is the second largest North American video rental company with over 4,650 stores located in all 50 U.S. states, Canada and Mexico. Since the Company's initial public offering in August 1994, Movie Gallery has grown from 97 stores to its present size through acquisitions and new store openings. For more information about the Company, please visit our website at: www.moviegallery.com

Forward Looking Statements
To take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, you are hereby cautioned that this release contains forward-looking statements, including descriptions of the Company's plans to remain listed on NASDAQ and its ongoing review of its accounting treatment for end of term store lease obligations that are based upon the Company's current intent, estimates, expectations and projections and involve a number of risks and uncertainties. There can be no assurance concerning the NASDAQ Listing Qualifications Panel determination or the timing or outcome of the Company's review. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts
Analysts and Investors: Michelle K. Lewis, Movie Gallery, Inc., 503-570-1950
Media: Andrew B. Siegel of Joele Frank, Wilkinson Brimmer Katcher, 212-355-4449 ext. 127